Exhibit 99.3

To:	All Employees
From:	Frank Sheehy
Date:	July 21st, 2011
Subject:	2011 Second Quarter Earnings
Today Medco announced that we are entering into a strategic combination with Express Scripts to create a best-of-breed enterprise that will enable us to reach new levels of performance that simply would not be possible by either of our organizations moving forward separately. I believe this is great news for the company. As I’m sure you know, the struggles in the economy remain and the healthcare market continues to evolve, making unit price more and more of a factor in specialty pharmacy decisions. This trend requires us to be more agile and efficient in the delivery of our services, and increases the importance of the need to quantitatively demonstrate the value of our clinical model. This merger will allow us to meet our clients’ demands for us to become even better, faster and cheaper.
The process is likely to take months. I know uncertainty can be distracting and that you have questions, many of which can’t be answered today. The Medco leadership team is committed to providing you with more information as it becomes available and I would ask that over the coming months you continue “business as usual” and keep focused on doing what you do best — meeting the needs of our patients and clients.
Because of your hard work, dedication and support, Medco and Accredo also reported strong second quarter earnings this morning. Accredo’s total revenues grew 13.2% to a record $3.2 billion for the quarter.
I am currently working with our leadership team on revising Accredo’s strategic priorities, which I look forward to discussing with you in September. Through the merger with Express Scripts we are looking forward to a combined company that will make us increasingly competitive, achieving major additional cost savings measured through lower drug acquisition costs, higher generic dispensing rates, improved formulary compliance, faster adoption of biosimilars and by encouraging use of the lowest-cost, highest-value channels of distribution, including mail-order.
I would like to thank each of you for making this a successful quarter and I also want to express my gratitude for the warm welcome I have received over the last three months. It is an honor for me to lead Accredo into the new decade. I see the passion and the energy you bring to your work, and I continue to be impressed by the high level of service this group delivers to clients and patients. I am very proud to be a part of the Accredo team.
I hope you have a great summer.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the

Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.